FOR IMMEDIATE RELEASE November 7, 2023 For further information contact: Craig L. Montanaro, President and Chief Executive Officer, or Keith Suchodolski, Senior Executive Vice President and Chief Financial Officer Kearny Financial Corp. (973) 244-4500 Kearny Financial Corp. Announces Completion of Stock Repurchase Plan Fairfield, N.J., November 7, 2023 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company for Kearny Bank, announced today the completion of its previously disclosed stock repurchase plan which authorized the repurchase of 4,000,000 shares. Such shares were repurchased at a cost of $34.9 million, or $8.74 per share. About Kearny Financial Corp. Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 43 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At September 30, 2023, Kearny Financial Corp. had approximately $8.0 billion in total assets. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company. Exhibit 99.1